Exhibit 99

                                      Ford

NEWS

Contact:        George Pipas
                313-323-9216
                gpipas@ford.com

Go to http://media.ford.com for news releases and high-resolution photographs.


IMMEDIATE RELEASE
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FORD'S F-SERIES TRUCK SETS SEPTEMBER RECORD AS SALES SOAR 31 PERCENT

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o Ford's total September sales increased 5 percent compared with a year ago
o Sales to individual retail customers climbed 8 percent; fleet sales declined 11 percent
o F-Series sales were 81,782 - best September in its 55-year history
o Ford Escape, Expedition and Lincoln Aviator pace record SUV sales
o Jaguar, Land Rover, and Volvo set September sales records

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DEARBORN, Mich., October 1 - U.S. customers purchased or leased 294,991 cars and trucks from Ford, Mercury, Lincoln, Jaguar, Volvo, and Land Rover dealers in September, up 5 percent compared with a year ago. Sales of trucks (pickups, sport utility vehicles, and vans) were 207,772 (up 14 percent), while sales of passenger cars were 87,219 (down 11 percent). Sales to individual retail customers climbed 8 percent compared with a year ago, while sales to fleet customers declined 11 percent.

Year-to-date, the company's sales were 2.65 million, down 4 percent compared with the same period a year ago. Sales of trucks were 1.7 million, up 0.4 percent, while car sales were 913,991, down 12 percent.

September sales for Ford's F-Series truck were the highest in its 55-year history and 31 percent higher than a year ago. Ford dealers sold 81,782 F-Series trucks, eclipsing the previous September record of 74,787 set in 2001. In addition, it was the highest F-Series sales for any month since December 2001.

Ford dealers reported strong showroom traffic in September coinciding with the introduction of the all-new F-150 model.

"The new F-150 is doing exactly what we expected our clean-up hitter to do - drive in truck buyers to Ford dealer showrooms," said Jim O'Connor, Ford group vice president, North America Marketing, Sales and Service. "We're seeing a 'halo' effect from the showroom traffic generated by the F-150 that puts Ford in a position of strength -no one else can match."

Ford Ranger, the best-selling compact pickup in America, benefited from the increased showroom traffic as September sales rose 15 percent.

Sales for the Ford Escape (up 29 percent), Ford Expedition (up 52 percent), and Lincoln Aviator (which posted its best sales month since introduction) paved the way for a new company SUV sales record. September sales of sport utility vehicles were 87,526, up 10 percent compared with a year ago.

Jaguar, Land Rover, and Volvo all set September sales records. In fact, Land Rover's September sales were the highest for any month.

Jaguar sales were 6,030, up 43 percent compared with last year's record sales. Land Rover also bested last year's record as September sales advanced 17 percent. Each of these brands are benefiting from the introduction of new products at the top end of the price range (Jaguar XJ sedan and Land Rover Range Rover).

Volvo dealers reported September sales of 10,418, up 25 percent compared with a year ago. September was the eleventh month in a row of higher sales at Volvo, a streak that started with the introduction of the award-winning XC90 sport utility vehicle. Volvo retailers remain on pace to set a new calendar year sales record in 2003 as year-to-date sales totaled 101,370, up 22 percent from a year ago.

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